Exhibit 99.1

INmune Bio Partners with Cell and Gene Therapy Catapult to Scale Up CORDStrom™ Manufacturing for Commercial Readiness

Stevenage, UK, and Boca Raton, Florida, US, April 14, 2025 (GLOBE NEWSWIRE) -- INmune Bio Inc. (NASDAQ: INMB) a clinical-stage biotechnology company targeting inflammation and immunology through the innate immune system has partnered with the Cell and Gene Therapy Catapult (CGT Catapult) to establish large-scale, commercial-ready manufacturing for its cell therapy platforms. CGT Catapult is an independent technology and innovation organization specializing in the advancement of the cell and gene therapy industry. It was established by and works in partnership with Innovate UK.

INmune Bio’s therapies harness the innate immune system, the body’s first line of defense, to treat diseases including Alzheimer’s, prostate cancer, and recessive dystrophic epidermolysis bullosa (RDEB), a rare genetic skin disorder. With active trials across the UK, Europe, Australia, Canada and the US, the company is advancing a diversified portfolio addressing significant unmet medical needs.

The collaboration builds on INmune Bio’s existing manufacturing base at the Royal Free Hospital and leverages CGT Catapult’s expertise at its Stevenage Manufacturing Innovation Centre. The initial focus is on scaling production of CORDStromTM, a promising therapy for RDEB. In a recent Phase 2 randomized trial, CORDStromTM reduced pain and itch while showing potential to improve skin integrity and disease activity. INmune Bio estimates that approximately 4,000 children with intermediate to severe RDEB in the US, UK and EU could benefit, positioning CORDStromTM for clinical trial supply and eventual Biologics License Application (BLA) and Marketing Authorization Application (MAA) submissions.  The Company believes that CORDStrom™ could be the first cell therapy to address the systemic nature of RDEB.

Following CORDStromTM, INmune Bio plans to transition production of INKmune®, its NK-priming cell medicine for solid tumors, to the same facility, supporting ongoing and future trials in the US and UK, including the Phase 2 study in metastatic castration-resistant prostate cancer.

This partnership with CGT Catapult accelerates the Company’s path to commercialization by delivering efficient, scalable manufacturing while preserving operational control.

Matthew Durdy, Chief Executive of the CGT Catapult, said: “INmune Bio’s therapies address important healthcare challenges, and we are delighted to be working with them to support their journey to becoming a commercial scale developer and manufacturer of cell therapies, and help them meet rising demand for their products. The decision to strengthen their presence in the UK will help ensure that patients here benefit from novel cell therapies and support the UK’s position as a global hub for advanced therapies.”

Professor Mark Lowdell, CSO and co-founder of INmune Bio said, “The collaboration with the team at CGT Catapult since starting to plan this transition has been a great experience of the sort of partnership needed to get these complex medicines from clinical trial to commercial delivery. The unmatched scale of this UK-based facility provides INmune Bio, with an exceptional platform to advance our next phase of corporate growth, developing and trialing UK-invented products. This partnership stands as an excellent example of cross-border collaboration, harnessing global expertise to potentially deliver groundbreaking treatments to market.”

About the Cell and Gene Therapy Catapult

The Cell and Gene Therapy Catapult is an independent innovation and technology organisation committed to the advancement of the cell and gene therapy industry with a vision of a thriving industry delivering life changing advanced therapies to the world. Its aim is to create powerful collaborations which overcome challenges to the advancement of the sector. The Cell and Gene Therapy Catapult was established by and works in partnership with Innovate UK. For more information, please visit https://ct.catapult.org.uk/ or https://www.ukri.org/councils/innovate-uk/.

Contact: Alice Deeley, Senior Communications Manager, alice.deeley@ct.catapult.org.uk or April Six cgtcatapult@aprilsix.com

About INmune Bio Inc.

INmune Bio Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has three product platforms: the Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat Mild Alzheimer’s disease, Mild Cognitive Impairment and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune® developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer and is currently in phase II trial in metastatic castration-resistance prostate cancer in the US. The third program, CORDStrom™, is a proprietary pooled, allogeneic, human umbilical cord-derived mesenchymal Stromal/Stem cell (hucMSCs) platform that recently completed a blinded randomized trial in recessive dystrophic epidermolysis bullosa in the UK. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. CORDStrom™, XPro1595 (XPro™), and INKmune® are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Contact:

David Moss, Chief Financial Officer, (858) 964-3720, info@inmunebio.com

Daniel Carlson, Head of Investor Relations, (415) 509-4590, dcarlson@inmunebio.com